Registration Statement No. 333-237342 Filed Pursuant to Rule 424(b)(2)
PRICING SUPPLEMENT R3293 dated May 13, 2022 (To Prospectus Supplement dated May 27, 2021 and Prospectus dated April 20, 2020)

Bank of Montreal Medium-Term Notes, Series G Equity Index Linked Securities
Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

■	Linked to the S&P 500® Index
■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend in each case on the performance of the Index
■	Automatic Call. If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. The call premium for each call date will be a percentage of the original offering price that increases for each call date based on a simple (non-compounding) return of 7.55% per annum
Call Date	Call Premium	Call Date	Call Premium	Call Date	Call Premium
May 18, 2023	7.55%	May 20, 2024	15.10%	May 19, 2025	22.65%
August 18, 2023	9.4375%	August 19, 2024	16.9875%	August 18, 2025	24.5375%
November 20, 2023	11.325%	November 18, 2024	18.875%	November 18, 2025	26.425%
February 20, 2024	13.2125%	February 18, 2025	20.7625%	February 18, 2026	28.3125%
				May 11, 2026*	30.20%

* We refer to May 11, 2026 as the final calculation day.

■	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be less than or equal to the original offering price per security depending on the closing level of the Index on the final calculation day as follows:
▪	If the closing level of the Index on the final calculation day is less than the starting level, but is greater than or equal to the threshold level, you will receive the original offering price of your securities
▪	If the closing level of the Index on the final calculation day is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 40.00%, and possibly all, of the original offering price of your securities
▪	The threshold level is equal to 60.00% of the starting level
■	Investors may lose some, and possibly all, of the original offering price
■	Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable fixed call premium.
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the issuers of any securities included in the Index for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $947.40 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Fund or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$24.75	$975.25
Total	$2,900,000	$71,775	$2,828,225
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	S&P 500® Index (the “Index”).
Pricing Date:	May 13, 2022.
Issue Date:	May 18, 2022. (T+3)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the original offering price per security plus the call premium applicable to the relevant call date. The last call date is the “final calculation day,” and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

The call premium for each call date will be a percentage of the original offering price that increases for each call date based on a simple (non-compounding) return of 7.55% per annum

The call premium and payment per security upon an automatic call for each call date are specified in the table below.

Call Dates and Call Premiums:	Call Date	Call Premium	Payment per Security upon an Automatic Call	Call Date	Call Premium	Payment per Security upon an Automatic Call
	May 18, 2023	7.55%	$1,075.50	February 18, 2025	20.7625%	$1,207.625
	August 18, 2023	9.4375%	$1,094.375	May 19, 2025	22.65%	$1,226.50
	November 20, 2023	11.325%	$1,113.25	August 18, 2025	24.5375%	$1,245.375
	February 20, 2024	13.2125%	$1,132.125	November 18, 2025	26.425%	$1,264.25
	May 20, 2024	15.10%	$1,151.00	February 18, 2026	28.3125%	$1,283.125
	August 19, 2024	16.9875%	$1,169.875	May 11, 2026	30.20%	$1,302.00
	November 18, 2024	18.875	$1,188.75

We refer to May 11, 2026 as the “final calculation day.”

The call dates are subject to postponement for non-trading days and the occurrence of a market disruption event. See “—Postponement of a Calculation Day” below.

Call Settlement Date:	Five business days after the applicable call date (as that call date may be postponed as described below under “—Postponement of a Calculation Day,” if applicable); provided that the call settlement date for the last call date is the stated maturity date.
Stated Maturity Date:	May 18, 2026. If the final calculation day is postponed, the stated maturity date will be the later of (i) May 18, 2026* and (ii) three business days after the final calculation day as postponed. See “—Postponement of a Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of a calculation day. If the stated maturity date is not a business day, the payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Maturity Payment Amount:

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” will be calculated as follows:

• if the ending level is less than the starting level, but is greater than or equal to the threshold level: $1,000; or

• if the ending level is less than the threshold level: $1,000 minus:

If the securities are not automatically called and the ending level is less than the threshold level, you will lose more than 40.00%, and possibly all, of the original offering price of your securities at maturity.

All calculations with respect to any payments on the securities (whether upon automatic call or at maturity) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and such payment will be rounded to the nearest cent, with one-half cent rounded upward.

Closing Level:	The “closing level” of the Index on any trading day means the official closing level of the Index reported by the index sponsor on that trading day, as obtained by the calculation agent on that trading day from the licensed third-party market data vendor contracted by the calculation agent at that time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Bloomberg Financial Services, but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth below under “Additional Terms of the Securities—Market Disruption Events,” “—Adjustments to the Index” and “—Discontinuance of the Index.”
Starting Level:	4,023.89, which is the closing level of the Index on the pricing date.
Ending Level:	The “ending level” will be the closing level of the Index on the final calculation day.
Threshold Level:	2,414.334, which is equal to 60.00% of the starting level.
Postponement of a Calculation Day:	The call dates (including the final calculation day) are each referred to as a “calculation day.” If any calculation day is not a trading day (as defined below), such calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:	For a discussion of the Canadian federal income tax considerations relating to an investment in the securities, please see the section below, “Supplemental Canadian Income Tax Considerations.” For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see the section below, “Supplemental U.S. Federal Income Tax Considerations.
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an underwriting discount of $24.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The agent, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06368GT23
No Conversion:	The securities will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

PRS-3

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus supplement dated May 27, 2021 and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. Information in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated May 27, 2021:

https://www.sec.gov/Archives/edgar/data/927971/000121465921006002/g526210424b5.htm

•	Prospectus dated April 20, 2020:

https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

PRS-4

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■	believe that the closing level of the Index will be greater than or equal to the starting level on one of the call dates;

■	seek the potential for a fixed return if the Index has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of the Index;

■	understand that if the closing level of the Index is less than the starting level on each call date, they will not receive any positive return on their investment in the securities, and that if the closing level of the Index on the final calculation day is less than the threshold level, they will be fully exposed to the decline in the level of the Index from the starting level and will lose more than 40.00%, and possibly all, of the original offering price per security at maturity;

■	are willing to invest in a security that does not pay interest over its term;

■	understand that the term of the securities may be as short as approximately one year, and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

■	are willing to forgo participation in any increase in the level of the Index and dividends on the securities included in the Index; and

■	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	require full payment of the original offering price of the securities at stated maturity;

■	believe that the closing level of the Index will be less than the starting level on each call date;

■	seek a security with a fixed term;

■	are unwilling to accept the risk that, if the closing level of the Index is less than the starting level on each call date, they will not receive any positive return on the securities;

■	are unwilling to accept the risk that the closing level of the Index may decrease by more than 40.00% from the starting level to the ending level;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price set forth on the cover page;

■	seek current income over the term of the securities;

■	are unwilling to accept the risk of exposure to the Index;

■	seek exposure to the upside performance of the Index beyond the applicable call premiums;

■	are unwilling to accept the credit risk of Bank of Montreal; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” below for risks related to an investment in the securities.

PRS-6

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

PRS-7

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Hypothetical Payout Profile

The following profile illustrates the potential payment on the securities for a range of hypothetical percentage changes in the closing level of the Index from the pricing date to the indicated call dates. The profile is based on the call premium of 7.55% for the first call date and 30.20% for the final call date and a threshold level equal to 60.00% of the starting level. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the call premium and the call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending level of the Index; and (iv) whether you hold your securities to maturity or earlier automatic call.

PRS-8

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 40.00%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the closing level of the Index is less than the starting level on each call date, the securities will not be automatically called, and you will receive a maturity payment amount that will be less than or equal to the original offering price per security, depending on the ending level (i.e., the closing level of the Index on the final calculation day).

If the ending level is less than the threshold level, the maturity payment amount will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level). The threshold level is 60.00% of the starting level. For example, if the securities are not automatically called and the Index on the final calculation day has declined 40.1% from the starting level to the ending level, you will not receive any benefit of the contingent downside protection feature, and you will lose 40.1% of the original offering price per security. As a result, you will not receive any protection if the level of the Index on the final calculation day declines significantly and you may lose some, and possibly all, of the original offering price per security at stated maturity, even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you purchased a traditional interest-bearing debt security of Bank of Montreal or issued by another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service, you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “Supplemental U.S. Federal Income Tax Considerations.”

The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In the Index.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the Index on the applicable call date. The Index may appreciate on the applicable call date by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Index. In addition, you will not receive the value of dividends or other distributions paid with respect to the securities included in the Index. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that the securities will not be automatically called and the risk that you may lose a substantial portion, and possibly all, of the original offering price per security at maturity. The volatility of the Index is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the level of the Index, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Index as of the pricing date may result in a higher call premium, but it also represents a greater expected likelihood as of the pricing date that the closing level of the Index will be less than the starting level on each call date, such that the securities will not be automatically called for the applicable call premium, and that the closing level of the Index will be less than the threshold level on the final calculation day such that you will lose a substantial portion, and possibly all, of the original offering price per security at maturity. In general, the higher the call premium is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the securities will not be automatically called and that you will lose a substantial portion, and possibly all, of the original offering price per security at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is in part because the maturity payment amount will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the maturity payment amount will not be greater than the original offering price.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) will be postponed if the applicable originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

Risks Relating To An Investment In Bank Of Montreal’s Structured Debt Securities, Including The Securities

The Securities Are Subject To The Credit Risk Of Bank Of Montreal.

The securities are our obligations, and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuers of any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the underwriting discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Index, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

Risks Relating To The Value Of The Securities And Any Secondary Market

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

•	Index Performance. The value of the securities prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at that time is less than, equal to or not sufficiently above the starting level or threshold level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that would be payable at maturity based on the then-current level of the Index.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. Any prices at which WFS or its affiliates may offer to purchase the securities may differ from time to time. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Index

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the closing level of the Index and, therefore, whether the securities will be automatically called on any of the call dates or the amount payable to you at maturity. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Payments On the Securities.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities, whether the securities are automatically called, and the maturity payment amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level of the Index on any call date (including the final calculation day) and the value of the securities. WFS’s parent company, Wells Fargo & Company, is currently one of the companies included in the Index. However, neither we nor WFS are affiliated with any of the other companies included in the Index. These unaffiliated companies included in the Index will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

PRS-11

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of WFS or any other dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine the closing level of the Index on each calculation day, whether the securities are automatically called, and the ending level of the Index. BMOCM may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of that calculation day; determining the closing level of the Index if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the closing level of the Index on any calculation day; and determining whether to adjust the closing level of the Index on a calculation day in the event of certain changes in or modifications to the Index. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. BMOCM calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by BMOCM. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any participating dealer in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could result in an increase in the level of the Index on the pricing date, which would adversely affect investors in the securities by increasing the level at which the Index must close on a calculation day in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, could adversely affect the value of and your return on the securities.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or fee for the sale of the securities to you, this projected hedging profit will be in addition to the concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax Matters

The Tax Consequences Of An Investment In The Securities Are Uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as a “prepaid forward contract” and other similar instruments even though that holder will not receive any payments with respect to the instrument until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. Any Treasury Regulations or other guidance promulgated after consideration of these issues could apply on a retroactive basis.

Please read carefully the sections entitled "Supplemental Canadian Income Tax Considerations" and “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement. You should consult your tax advisor about your own tax situation.

PRS-13

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Hypothetical Returns

If the securities are automatically called:

Assuming that the securities are automatically called, the following table illustrates, for each hypothetical call date on which the securities are automatically called:

•	the hypothetical payment per security on the related call settlement date, assuming that the call premiums are equal to their specified amounts; and

•	the hypothetical pre-tax total rate of return.

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return
1st call date	$1,075.50	7.55%
2nd call date	$1,094.375	9.4375%
3rd call date	$1,113.25	11.325%
4th call date	$1,132.125	13.2125%
5th call date	$1,151.00	15.10%
6th call date	$1,169.875	16.9875%
7th call date	$1,188.75	18.875%
8th call date	$1,207.625	20.7625%
9th call date	$1,226.50	22.65%
10th call date	$1,245.375	24.5375%
11th call date	$1,264.25	26.425%
12th call date	$1,283.125	28.3125%
13th call date	$1,302.00	30.20%

PRS-14

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

If the securities are not automatically called:

Assuming that the securities are not automatically called, the following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level, assuming a hypothetical starting level of 100.00. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. For historical data regarding the actual closing levels of the Index, see the historical information provided below;

•	the hypothetical maturity payment amount per security; and

•	the hypothetical pre-tax total rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
59.00	-41.00%	$590.00	-41.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
20.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual payment per security upon an automatic call or maturity payment amount and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the call premium and the call date on which the securities are called; and (iii) if the securities are not automatically called, the starting level and ending level.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Hypothetical Payment Upon An Automatic Call

Set forth below are two examples of calculations of the amount payable if the securities are automatically called on a call date. The securities will be automatically called on a call date if the closing level of the Index on that call date is greater than or equal to the starting level. The following examples assume the hypothetical starting level and closing levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual terms of the securities. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth in the section “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The closing level of the Index on the first call date is greater than the starting level, and the securities are automatically called on the first call date:

Hypothetical starting level:	100.00
Hypothetical closing level on first call date:	125.00

Since the hypothetical closing level of the Index on the first call date is greater than the hypothetical starting level, the securities are automatically called on the first call date and you will receive on the related call settlement date the original offering price of your securities plus a call premium of 7.55% of the original offering price per security. Even though the Index appreciated by 25.00% from its starting level to its closing level on the first call date in this example, your return is limited to the call premium of 7.55% that is applicable to that call date.

On the call settlement date, you would receive $1,075.50 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The closing level of the Index on the final calculation day is greater than the starting level, and the securities are automatically called on the final calculation day:

Hypothetical starting level:	100.00
Hypothetical closing level on call dates prior to the final calculation day:	Various (all below starting level)
Hypothetical closing level on final calculation day:	120.00

Since the hypothetical closing level of the Index on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting level, the securities are not called prior to the final calculation day. Since the closing level of the Index on the final calculation day is greater than the starting level, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the original offering price of your securities plus a call premium of 30.20% of the original offering price per security.

On the call settlement date (which is the stated maturity date), you would receive $1,302.00 per security.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Hypothetical Maturity Payment Amount

If the closing level of the Index is less than the starting level on each call date, the securities will not be automatically called, and you will receive a maturity payment amount that will be less than or equal to the original offering price per security, depending on the ending level (i.e., the closing level of the Index on the final calculation day). Set forth below are two examples of calculations of the maturity payment amount, assuming that the securities have not been automatically called and assuming the hypothetical starting level, threshold level and ending levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. Ending level is less than the starting level but is greater than the threshold level and the maturity payment amount is equal to the original offering price:

Hypothetical starting level:	100.00
Hypothetical ending level:	95.00
Hypothetical threshold level:	60.00, which is 60.00% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but greater than the hypothetical threshold level, you would be repaid the original offering price of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 2. Ending level is less than the threshold level and the maturity payment amount is less than the original offering price:

Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	60.00, which is 60.00% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical threshold level, you would lose a portion of the original offering price of your securities and receive a maturity payment amount equal to $500.00 per security, calculated as follows:

$1,000 –	$1,000	×	100.00 – 50.00	= $500.00
100.00

On the stated maturity date, you would receive $500.00 per security, resulting in a loss of 50.00%.

To the extent that the starting level, threshold level and ending level differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Additional Terms of the Securities

Bank of Montreal will issue the securities as part of a series of senior unsecured debt securities, as described in more detail in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

BMOCM, our wholly owned subsidiary, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called on any of the call dates and the amount of the payment you receive upon automatic call or at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange fails to open for trading during its regular trading session.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on that trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on that trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on that trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day, then that calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If a calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “index sponsor”) discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of the Index on any date of determination. Upon any selection by the calculation agent of a successor equity index, Bank of Montreal or one of its affiliates will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at that time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on a calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the maturity payment amount, calculated as provided in this pricing supplement, as though the date of acceleration were the final calculation day; provided that if the closing level of the Index on the date of acceleration is greater than or equal to the starting level, then the maturity payment amount will be calculated using a call premium that is prorated to the date of acceleration.

PRS-20

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

The S&P 500® Index

The S&P 500® Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index sponsor’s website (including information regarding the Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Index is accurate or complete.

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2017 to May 13, 2022. The closing level on May 13, 2022 was 4,023.89. The historical performance of the Index should not be taken as an indication of its future performance during the term of the securities.

S&P 500® Index Daily Closing Levels

PRS-21

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Index. Constituents of the Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the Index. If a constituent company of the Index reorganizes into a multiple share class line structure, that company will remain in the Index at the discretion of the S&P Index Committee in order to minimize turnover.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

PRS-22

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Index, in connection with certain securities, including the securities. The Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of us or holders of the securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PRS-23

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and, each such plan, an “ERISA Plan”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, individual retirement accounts and Keogh plans subject to Section 4975 of the Code and entities such as collective investment funds, partnerships or separate accounts whose underlying assets are deemed to include “plan assets” of such ERISA Plans, accounts or plans (collectively, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case referred to herein as “parties in interest”) with respect to such Plans. As a result of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. Where the Bank of Montreal or our affiliate is or becomes a party in interest with respect to a Plan, the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code and result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code unless such acquisition and holding is pursuant to and in accordance with applicable statutory, regulatory or administrative relief.

In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions where neither Bank of Montreal nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Moreover, the United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the securities. Those exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;
•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;
•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;
•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and
•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

Accordingly, the securities may not be purchased or held by any Plan or any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for exemptive relief under one or more of the PTCEs listed above or under the Service Provider Exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will therefore be deemed to have represented by such purchase and holding that it either (1) is not a Plan and is not purchasing the securities on behalf of or with “plan assets” of any Plan or (2) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Arrangements”) are not subject to the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code, but may be subject to similar rules under applicable laws or regulations (“Similar Laws”). As such, any purchaser or holder of the securities or any interest in the securities which is, or is investing the assets of, a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the securities that such purchase and holding will not violate the provisions of any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

None of us, the agent or our respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of securities by any Plan or Non-ERISA Arrangement. Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of securities to any Plan or Non-ERISA Arrangement is in no respect a representation by Bank of Montreal, the agent or any of our respective affiliates that such an investment is appropriate for, or meets all applicable legal requirements with respect to investments by, Plans or Non-ERISA Arrangements.

PRS-24

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Supplemental Canadian Income Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the securities offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the securities, (3) is not affiliated with us, (4) does not receive any payment of interest on a security in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold the securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the securities should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a security (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a security, or any portion of the principal amount of a security in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in this pricing supplement.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on any interest, discount, or premium in respect of a security or on the proceeds received by a Holder on the disposition of a security (including redemption, payment on maturity, bail-in conversion, cancellation, purchase or repurchase).

PRS-25

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements and, to the extent applicable, supersedes the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus) and non-United States holders (as defined below). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. The discussion in this section does not apply to holders subject to special rules, including holders subject to Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

We will treat the securities as not effectively connected with our U.S. trade or business, as determined for U.S. federal income tax purposes. As a result, we intend to treat any payments with respect to the securities, as determined for U.S. federal income tax purposes, as foreign-sourced.

United States Holders

In the opinion of our counsel, Ashurst LLP, it is reasonable to treat the securities described in this pricing supplement as pre-paid cash-settled derivative contracts in respect of the Index that are “open transactions” for U.S. federal income tax purposes, and by purchasing a security, you agree with us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes in accordance with such characterization. If the securities are so treated, a United States holder generally should recognize capital gain or loss upon the sale, maturity or other disposition of the securities in an amount equal to the difference between the amount a United States holder receives at that time and the United States holder’s tax basis in the securities. In general, a United States holder’s tax basis in the securities will equal the price the holder paid for the securities. Capital gain recognized by an individual United States holder generally is taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for securities of a United States holder who acquires the securities upon issuance generally will begin on the date after the issue date (i.e., the settlement date) of the securities. If the securities are held by the same United States holder until maturity, that holder’s holding period generally will include the maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the securities should end on the date on which the amount the holder is entitled to receive upon the maturity of the securities is determined, even though the holder will not receive any amounts from the issuer in respect of the securities prior to the maturity of the securities. In such case, the timing and character of income you recognize in respect of the securities may be affected.

Alternative Treatments

Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a contingent payment debt instrument. If the securities are so treated, a United States holder would generally be required to accrue interest currently over the term of the securities regardless of its method of tax accounting based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities. In addition, any gain a United States holder might recognize upon the sale or maturity of the securities would be ordinary income and any loss recognized by such holder at that time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

PRS-26

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

To the extent that the Index periodically rebalances, it is possible that the securities could be treated as a series of securities, each of which matures on the next rebalancing date. If the securities were properly characterized in such a manner, a United States holder would be treated as disposing of the securities on each rebalancing date in return for new securities that mature on the next rebalancing date, and a holder could accordingly recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could assert that any gain or loss that a holder may recognize upon the sale, maturity or other disposition of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently, and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the securities, including the timing and character of income and gain on the securities. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

The following discussion applies to non-United States holders of the securities. A non-United States holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As referenced above, we intend to treat payments with respect to a security as not effectively connected with our U.S. trade or business, and thus as foreign-sourced, for U.S. federal income tax purposes. As a result, except as discussed below, generally a non-United States holder will not be subject to U.S. federal income or withholding tax with respect to a security unless payments with respect to such security are effectively connected with the conduct by the holder of a U.S. trade or business or, under certain limited circumstances, the holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the sale, maturity or other disposition of the securities.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under Treasury Department regulations, payments (including deemed payments) with respect to equity -linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service has issued guidance that states that the Treasury Department and the Internal Revenue Service intend to amend the effective date of the Treasury regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not delta one instruments, non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of the Index, any component of the Index, or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (FATCA) imposes a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

PRS-27

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.

If we (or the applicable withholding agent) determine withholding is appropriate with respect to the securities, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

PRS-28

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Supplemental Plan of Distribution (Conflicts of Interest)

The securities are being purchased by the agent as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent may be our hedge counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may purchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.

The agent will receive an underwriting discount of $24.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. These securities dealers may include WFA. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Proceeds to be received by us in this offering will be net of the underwriting discount, commission and expenses payable by us.

The securities are new issues of securities with no established trading markets. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates, and BMOCM and its affiliates, may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period.

We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

No action has been or will be taken by us, the agent or any broker-dealer affiliates of either us or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any broker-dealer affiliates of either us or the agent.

Selling Restrictions

Prohibition of Sales to European Economic Area Retail Investors

The agent and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PRS-29

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Prohibition of Sales to United Kingdom Retail Investors

The agent and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

PRS-30

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Validity Of The Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed and issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the Senior Indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 27, 2021, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 27, 2021.

In the opinion of Ashurst LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 29, 2021, which has been filed as Exhibit 5.6 to the Bank’s Form 6-K dated June 29, 2021.

PRS-31